Exhibit 99.1
Lion Biotechnologies Enters Clinical Trial Grant Agreement with
Moffitt Cancer Center

Grant to Fund Expanded Study of TIL Therapy with Ipilimumab

LOS ANGELES, CA (July XX, 2014) – Lion Biotechnologies, Inc. (OTCQB: LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor infiltrating lymphocytes (TILs), today announced that it has entered into a clinical trial grant agreement with Moffitt Cancer Center to expand an ongoing Phase 1 study of TILs combined with ipilimumab in patients with metastatic melanoma.

Under the agreement, Lion will give Moffitt funding to enroll an additional ten qualified patients into the clinical trial, bringing the total number of subjects to 20. The primary objective of the trial is to evaluate the safety and preliminary efficacy of administering ipilimumab in combination with TILs as a first-line therapy for patients with metastatic melanoma. Secondary outcome measures include overall response rate, or tumor shrinkage, and progression-free survival.

Marketed by Bristol-Myers Squibb as Yervoy®, ipilimumab is an immune checkpoint inhibitor that the FDA approved for the treatment of metastatic melanoma in 2011. TIL therapy, an experimental melanoma treatment that was developed at the National Cancer Institute, is a type of adoptive cell therapy that is made by extracting T-cells from patients’ own tumors, expanding them by thousands in a laboratory, and injecting them back into the patient. In the expanded trial, the co-stimulatory antibody CD137 will be used to accelerate the growth of these T-cells.

“Despite major treatment advances in recent years, metastatic melanoma is still a deadly disease for which new therapeutic approaches are urgently needed,” commented Amod Sarnaik, MD, the trial’s principal investigator and a leading expert in adoptive cell transfer. “Clinical evidence suggests that combining TILs with checkpoint inhibitors, such as ipilimumab, may provide greater benefit to a larger number of patients than either therapy alone. We look forward to further investigating the synergies of this promising treatment combination in the expanded trial, which we are actively enrolling."

For more information on the clinical trial, please call Moffitt Cancer Center at (813) 745-1085 or visit clinicaltrials.gov/show/NCT01701674.

About Lion Biotechnologies

Lion Biotechnologies, Inc. is engaged in the development of T-cells and engineered T-cells for the treatment of various cancers.  The company’s lead product candidate is a ready-to-infuse autologous T-cell therapy utilizing tumor-infiltrating lymphocytes (TILs) for the treatment of patients with Stage 4 metastatic melanoma, and is based on a clinical CRADA with the National Cancer Institute. TIL therapy is also being evaluated in physician-sponsored clinical trials at MD Anderson Cancer Center and the H. Lee Moffitt Cancer Center & Research Institute. For more information, please visit http://www.lionbio.com.

About Moffitt Cancer Center

Located in Tampa, Florida, Moffitt is one of only 41 National Cancer Institute-designated Comprehensive Cancer Centers, a distinction that recognizes Moffitt's excellence in research, its contributions to clinical trials, prevention and cancer control. Moffitt is the top-ranked cancer hospital in the Southeast and has been listed in U.S. News & World Report’s "Best Hospitals" for cancer since 1999. With more than 4,500 employees, Moffitt has an economic impact on Florida of nearly $1.6 billion. For more information, please visit MOFFITT.org.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that the use of ipilimumab in combination with TILs will not produce a positive outcome as a first-line therapy for patients with metastatic melanoma. Additional risks and uncertainties are described in Lion Biotechnologies’ most recently filed annual report on Form 10-K.  Except as required by law, Lion Biotechnologies undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.